EXHIBIT 10.2

THIS AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE IS SUBJECT TO ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT AND/OR §15-48-10 OF THE SOUTH CAROLINA CODE OF LAWS (1976), AS AMENDED.

AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE
[FACILITY A]

$4,000,000.00
Charleston, South Carolina
August 18, 2016

WHEREAS, Vicon Industries, Inc., a New York corporation, with a principal place of business at 135 Fell Court, Hauppauge, New York 11788 (the “Borrower”), executed that certain Revolving Line of Credit Note in the original principal amount of up to Three Million and No/100 Dollars ($3,000,000.00), dated as of March 4, 2016, in favor of NIL Funding Corporation, a Delaware corporation (“Lender”) at its office at 4838 Jenkins Avenue, North Charleston, South Carolina 29405 (as amended by that certain Amendment to Revolving Line of Credit Note, dated as of May 18, 2016, the “Original Note”).
WHEREAS, Borrower and Lender executed that certain Amended and Restated Credit Agreement of even date herewith (the “Credit Agreement”).
WHEREAS, Borrower and Lender desire to amend and restated the Original Note in its entirety.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Original Note is hereby amended and restated in its entirety with the following:
FOR VALUE RECEIVED, the undersigned Borrower promises to pay to the order of Lender in lawful money of the United States of America and in immediately available funds, the principal sum of Four Million and No/100 Dollars ($4,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.
This Note is subject to the terms and conditions set forth in that certain Credit Agreement, of even date herewith, by and between Borrower and Lender, as applicable.
INTEREST:
(a)    Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at 6.95% per annum.
(b)    [Intentionally Left Blank].
(c)    Payment of Interest. Interest accrued on this Note shall be payable on the first day of each calendar month, commencing September 1, 2016.
(d)    Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Lender's option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to three percent (3%) above the rate of interest from time to time applicable to this Note.
(e)    Late Charge. If any payment required hereunder or under any contract, instrument and other document related hereto, or at any time hereafter delivered to Lender in connection herewith, is not paid within five (5) days following the date it becomes due, Borrower shall pay a late charge equal to the greater of five percent (5%) of the amount of such unpaid payment or Two Hundred Fifty and No/100 Dollars ($250.00)

BORROWING AND REPAYMENT:
(a)    Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note (including, without limitation, the Credit Agreement); provided however, that the total outstanding borrowings under this Note shall never exceed those permitted by the Credit Agreement. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on October 2, 2018, or such earlier date as may be required pursuant to the terms of the Credit Agreement (the “Maturity Date”). In addition, the Borrower shall repay the principal balance of this Note to the extent required in Section 1.1 of the Credit Agreement.
(b)    Advances. Advances hereunder, into an account of Borrower, to the total amount of the principal sum permitted hereby, in amounts of no less than One Hundred Thousand and No/100 Dollars ($100,000.00) may be made by the holder at the oral or written request of (i) John M. Badke or Thomas Hamilton, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.
(c)    Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.
EVENTS OF DEFAULT:
This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment or performance of any obligation under this Note, subject to any cure period provided for in the Credit Agreement, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.
MISCELLANEOUS:
(a)    Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower or any other person or entity.
(b)    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of South Carolina.
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IN WITNESS WHEREOF, the undersigned has executed this Note, with the intention that it constitute an instrument under seal, as of the date first written above.

Vicon Industries, Inc.

By: /s/ John M. Badke
Name: John M. Badke
Its: CFO